Exhibit 10.1

PREFERRED UNIT REPURCHASE AGREEMENT
THIS PREFERRED UNIT REPURCHASE AGREEMENT (this “Agreement”) is entered into as of July 19, 2016 by and among CB-Blueknight, LLC, a Delaware limited liability company (“CB Sub”), Blueknight Energy Holding, Inc., a Delaware corporation (“Vitol Sub” and, together with CB Sub, the “Sellers”), and Blueknight Energy Partners, L.P., a Delaware limited partnership (the “Partnership”).
W I T N E S S E T H
WHEREAS, CB Sub owns 9,156,484 Series A Preferred Units (the “CB Sub Units”) representing limited partner interests in the Partnership (the “Series A Units”) and Vitol Sub owns 9,156,484 Series A Units (the “Vitol Sub Units”).
WHEREAS, CB Sub and Vitol Sub each own 50% of the outstanding equity interests in Blueknight GP Holding, LLC (“GP Holding”), which owns 100% of the outstanding equity interests in Blueknight Energy Partners G.P., L.L.C. (the “General Partner”), the sole general partner of the Partnership.
WHEREAS, pursuant to that certain Membership Interest Purchase Agreement (the “GP Interest Purchase Agreement”) dated as of the date hereof among CB Sub, Vitol Sub and Ergon Asphalt Holdings, LLC, a Delaware limited liability company (“EAH”), EAH has agreed to purchase, and CB Sub and Vitol Sub have each agreed to sell, their respective interests in GP Holding.
WHEREAS, each of EAH, Ergon Asphalt & Emulsions, Inc., a Mississippi corporation (“EA&E”), and Ergon Terminaling, Inc., a Mississippi corporation (“ETI”, and collectively with EAH and ETI, the “Contributors”), plan to form a new, wholly-owned subsidiary known as BKEP Terminalling, L.L.C., a Texas limited liability company (“Holdings”) and to contribute certain terminals and cash to Holdings.
WHEREAS, pursuant to that certain Contribution Agreement (the “Contribution Agreement” and, together with the GP Interest Purchase Agreement and this Agreement, the “Transaction Agreements”) dated as of the date hereof among Contributors, the Partnership, and BKEP Terminal Holding, L.L.C., a Texas limited liability company and an indirect wholly-owned subsidiary of the Partnership (“Acquirer”), Contributor has agreed to contribute one hundred percent of the membership interests in Holdings and $22,100,000 to Acquirer, and in exchange the Partnership has agreed to issue 18,312,968 Series A Units to Contributor.
WHEREAS, each of the Contribution Agreement and this Agreement and the transactions and agreements contemplated thereunder have been approved by the Conflicts Committee (the “Conflicts Committee”) of the board of directors of the General Partner (the “Board”), by a unanimous vote and acting in good faith (which action constitutes “Special Approval” as such term is defined in the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 14, 2011 (the “Partnership Agreement”)), and by the Board, after receipt of the recommendation of the Conflicts Committee.

WHEREAS, CB Sub desires to sell 6,667,695 of the CB Sub Units (the “CB Sub Repurchase Units”) to the Partnership and Vitol Sub desires to sell 6,667,695 of the Vitol Sub Units (the “Vitol Sub Repurchase Units,” and collectively with the CB Sub Repurchase Units, the “Repurchase Units”) to the Partnership, and the Partnership desires to repurchase the Repurchase Units from the Sellers, upon the terms and conditions set forth in this Agreement.
WHEREAS, immediately following the consummation of the transactions contemplated by this Agreement, CB Sub will continue to hold 2,488,789 of the CB Sub Units (the “CB Sub Retained Units”) and Vitol Sub will continue to hold 2,488,789 of the Vitol Sub Units (the “Vitol Sub Retained Units” and collectively with the CB Sub Retained Units, the “Retained Units”).
NOW, THEREFORE, in consideration of the representations, warranties and mutual agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Sellers and the Partnership agree as follows:
1.    Purchase and Sale of the Repurchase Units.
(a)    The Transaction. Upon the terms and subject to the conditions of this Agreement, each Seller shall assign, sell, transfer and deliver to the Partnership, and the Partnership shall purchase from each Seller, at the Closing (as hereinafter defined), the number of Repurchase Units set forth opposite such Seller’s name on Exhibit A attached hereto, in each case free and clear of any Encumbrances (as hereinafter defined).
(b)    Consideration for the Repurchase Units. The purchase price for each Repurchase Unit shall be $7.15 (the “Purchase Price”), plus (i) a cash payment in an amount equal to the full quarterly cash distribution to be paid by the Partnership on each such Repurchase Unit with respect to the quarter immediately preceding the quarter in which the Closing Date (as hereinafter defined) occurs, if the record date for such quarterly cash distribution has not occurred prior to the Closing Date, and (ii) a cash payment in an amount equal to the pro rata share of the full quarterly cash distribution expected to be paid by the Partnership on each of its outstanding Series A Units with respect to the quarter in which the Closing Date occurs for the portion of such quarter occurring prior to the Closing Date (such payments in clauses (i) and (ii), the “Distribution Payments”).
(c)    Closing. Consummation of the transactions contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to by the Partnership and the Sellers, take place via electronic exchange of documents, at 10:00 a.m., Central Time, on the later of (a) the first business day after the conditions set forth in Section 2 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) and (b) such other date and time as to which the parties agree in writing, in each case subject to the rights of the parties under Sections 2 and 6. The date on which the Closing occurs is herein referred to as the “Closing Date.” The Closing shall be deemed effective as of 12:01 a.m., Central Time, on the Closing Date.

2.    Conditions to Closing.
(a)    Mutual Conditions. The respective obligations of each party to consummate the purchase and sale of the Repurchase Units at the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by a party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable law):
(i)    no statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any governmental authority which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits or grants material damages in connection with the consummation of the transactions contemplated hereby or makes the transactions contemplated hereby illegal; and
(ii)    the transactions contemplated by (a) the Contribution Agreement and (b) the GP Interest Purchase Agreement shall close simultaneously with the closing of the transactions contemplated by this Agreement in accordance with the terms of such agreements.
(b)    Conditions to the Partnership’s Obligations. The obligation of the Partnership to consummate the purchase of the Repurchase Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the Partnership in writing, in whole or in part, to the extent permitted by applicable law):
(i)    the representations and warranties of each Seller contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties contained in ýSection 3(a), ýSection 3(b)ý and ýSection 3(d), or portions of other representations and warranties that are qualified by materiality, which, in each case, shall be true and correct in all respects) when made and as of the Closing Date;
(ii)    each Seller shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing Date;
(iii)    each Seller shall have delivered, or caused to be delivered, to the Partnership such Sellers’ closing deliveries described in ýSection 2(e), as applicable; and
(iv)    each Seller shall have obtained all consents, approvals, waivers, and authorizations and given all notices described in Schedule 3(c) and designated thereon as “Required Consents.”
(c)    Conditions to the Sellers’ Obligations. The obligations of each Seller to consummate the sale of its Repurchase Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by each respective Seller, with respect to such Seller, in writing, in whole or in part, to the extent permitted by applicable law):
(i)    the representations and warranties of the Partnership contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties contained in ýSection 4(a), and ýSection 4(b) or portions of other representations and warranties that are qualified by materiality, which, in each case, shall be true and correct in all respects) when made and as of the Closing Date;

(ii)    the Partnership shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing Date;
(iii)    the Partnership shall have delivered, or caused to be delivered, to the Sellers the Partnership’s closing deliveries described in Section 2(d), as applicable; and
(iv)    the Partnership shall have obtained all consents, approvals, waivers, and authorizations and given all notices described in Schedule 4(c) and designated thereon as “Required Consents”.
(d)    Partnership Closing Deliverables. At the Closing:
(i)    the Partnership shall deliver to the Transfer Agent (as hereinafter defined) an executed instruction letter in the form reasonably requested by the Transfer Agent and reasonably satisfactory to the Sellers, along with such other documents and opinions reasonably requested by the Transfer Agent, which instruction letter and related documents shall provide for the assignment, sale, and transfer to the Partnership of the Repurchase Units, the retention by CB Sub of the CB Sub Retained Units and the retention by Vitol Sub of the Vitol Sub Retained Units;
(ii)    the Partnership shall deliver, or cause to be delivered, to each Seller the aggregate Purchase Price for the Repurchase Units being sold by such Seller by wire transfer of immediately available funds into an account or accounts designated by such Seller;
(iii)    the Partnership shall deliver, or cause to be delivered, to each Seller the aggregate Distribution Payments with respect to the Repurchase Units being sold by such Seller by wire transfer of immediately available funds into an account or accounts designated by such Seller;
(iv)    the Partnership shall deliver to the Sellers an officer’s certificate, dated as of the Closing Date, and duly executed by a duly authorized executive officer of the General Partner, certifying as to the matters described in Sections 2(c)(i) and 2(c)(ii);
(v)    the Partnership shall cause the Transfer Agent to deliver one or more certificates representing the CB Sub Retained Units to CB Sub in accordance with the written instructions of CB Sub delivered to the Partnership prior to the Closing;
(vi)    the Partnership shall cause the Transfer Agent to deliver one or more certificates representing the Vitol Sub Retained Units to Vitol Sub in accordance with the written instructions of Vitol Sub delivered to the Partnership prior to the Closing; and
(vii)    the Partnership shall deliver such other documents requested by the Sellers that are reasonably necessary to consummate the transactions contemplated hereby.

(e)    Sellers’ Closing Deliverables. At the Closing:
(i)    CB Sub shall deliver to American Stock Transfer & Trust Company, LLC (the “Transfer Agent”) certificate number SAP4 representing the CB Sub Units (including the CB Sub Repurchase Units), along with such other documents as are reasonably requested by the Transfer Agent;
(ii)    Vitol Sub shall deliver to the Transfer Agent certificate number SAP3 representing the Vitol Sub Units (including the Vitol Sub Repurchase Units), along with such other documents as are reasonably requested by the Transfer Agent; and
(iii)    each Seller shall deliver to the Partnership an officer’s certificate, dated as of the Closing Date, and duly executed by a duly authorized executive officer of such Seller, certifying as to the matters described in Sections 2(b)(i) and 2(b)(ii) with respect to such Seller;
(iv)    each Seller shall deliver to the Partnership, a certificate, dated the Closing Date and signed by an authorized person of such Seller, certifying as to the completeness and correctness of attached copies of (i) resolutions of such person (or its governing persons) approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (ii) the incumbency and signatures of the signatories of the person executing this Agreement and any other certificate or document delivered in connection herewith on its behalf; and
(v)    the Sellers shall deliver such other documents requested by the Partnership that are reasonably necessary to consummate the transactions contemplated hereby.
3.    Representations and Warranties of the Sellers. Each Seller hereby represents and warrants severally, and not jointly, to the Partnership with respect to such Seller as follows:
(a)    The Seller is a corporation or limited liability company, as applicable, duly formed, validly existing, and in good standing under the laws of the state of Delaware. The Seller has all requisite power and authority to execute, deliver, and perform this Agreement.
(b)    This Agreement has been duly authorized, executed, and delivered by the Seller and constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally or by general equitable principles.
(c)    The execution, delivery, and performance by the Seller of this Agreement will not (i) result in the violation of the provisions of the organizational documents of the Seller, (ii) violate any provision of any existing law, statute, rule, regulation, or ordinance applicable to the Seller or such Seller’s Repurchase Units or (iii) conflict with, result in any breach of, constitute a default under, or result in the creation or imposition of any Encumbrance upon the Seller’s Repurchase Units any other property or assets of the Seller pursuant to (A) any order, judgment, award, or decree of any court, arbitrator, governmental authority, regulatory authority, bureau, or agency to which the Seller is a party or by which the Seller may be bound or to which any of the property or assets of the Seller is subject or (B) any contract or other agreement or undertaking to which the Seller is a party or by which the Seller may be bound or to which any of the property or assets of the Seller (including the Seller’s Repurchase Units) is subject except, in the cases of subsections (ii) and (iii), for such violations, conflicts, breaches, or defaults as would not, individually or in the aggregate, reasonably be expected to (X) prevent the Seller from performing its obligations under this Agreement, or (Y) have a materially adverse effect upon the Seller’s Repurchase Units. Except as set forth on Schedule 3(c) attached hereto, all consents, approvals, authorizations, notices and orders necessary for the execution, delivery, and performance by the Seller of this Agreement have been obtained.
(d)    The Seller has, and will deliver to the Partnership at the Closing, good and valid title to the Vitol Sub Repurchase Units or the CB Repurchase Sub Units, as applicable, free and clear of any claims, liens, encumbrances, security interests, restrictions, pledges, charges, setoffs, options and claims of any kind or nature whatsoever (other than any encumbrances arising under applicable securities laws or the Partnership Agreement, or as have been validly waived on or prior to the date of this Agreement) (collectively, “Encumbrances”). There are no outstanding subscriptions, options, warrants, rights, contracts, understandings or agreements to purchase or otherwise acquire the Vitol Sub Repurchase Units or the CB Sub Repurchase Units, as applicable, except as provided under the Partnership Agreement.
(e)    The Seller acknowledges and agrees that (i) it has conducted its own investigation of the Partnership, (ii) it has had access to, and has had an adequate opportunity to review, all information the Partnership has filed with and furnished to the U.S. Securities and Exchange Commission, including the information set forth in the Partnership’s filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including any risk factors set forth therein), and such financial and other information as it deems necessary to make its decision to sell its Repurchase Units and (iii) it has been offered the opportunity to ask questions of the Partnership, and received answers thereto, as it deemed necessary in connection with the decision to sell its Repurchase Units.
(f)    The Seller acknowledges and agrees that it is aware the Partnership may be in possession of material, non-public information that may affect the value of its Repurchase Units and it may not be privy to such information (if any), and it hereby irrevocably and unconditionally waives and releases the Partnership and its affiliates and their respective officers, directors, members, managers, equityholders, agent, attorneys and employees from all claims that it may have (whether for damages, rescission or any other relief) based on the Partnership’s possession or non-disclosure of any such non-public information.
(g)    The Seller acknowledges that it has not relied upon any express or implied representations or warranties of any nature, oral or written, made by or on behalf of the Partnership, except for those representations and warranties expressly set forth for the benefit of the Seller in this Agreement.
(h)    The Seller has not employed any broker or finder who will seek compensation from the Partnership and the Seller has not otherwise entered into any arrangement regarding the payment of any brokerage fees, commissions or finder’s fees in connection with the sale of its Repurchase Units that will result in any liability on the part of the Partnership.

4.    Representations and Warranties of the Partnership. The Partnership hereby represents and warrants to each Seller as follows:
(a)    The Partnership is a limited partnership duly formed, validly existing, and in good standing under the laws of the state of Delaware. The Partnership has all requisite power and authority to execute, deliver, and perform this Agreement.
(b)    This Agreement has been duly authorized, executed and delivered by the Partnership and constitutes a valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally or by general equitable principles.
(c)    The execution, delivery, and performance by the Partnership of this Agreement will not (i) result in the violation of the provisions of the organizational documents of the Partnership, (ii) violate any provision of any existing law, statute, rule, regulation, or ordinance applicable to the Partnership or (iii) conflict with, result in any breach of, constitute a default under, or result in the creation or imposition of any Encumbrance upon any property or assets of the Partnership pursuant to (A) any order, judgment, award, or decree of any court, arbitrator, governmental authority, regulatory authority, bureau, or agency to which the Partnership is a party or by which the Partnership is bound or to which any of the property or assets of the Partnership is subject or (B) any contract or other agreement or undertaking to which the Partnership is a party or by which the Partnership is bound or to which any of the property or assets of the Partnership is subject except, in the cases of subsections (ii) and (iii), for such violations, conflicts, breaches, or defaults as would not, individually or in the aggregate, reasonably be expected to prevent the Partnership from performing its obligations under this Agreement. Except as set forth on Schedule 4(c) attached hereto, all consents, approvals, authorizations, and orders necessary for the execution, delivery, and performance by the Partnership of this Agreement have been obtained.
5.    Covenants.
(a)    Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each of the Partnership and each of the Sellers, severally and not jointly, shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in Section 2).
(b)    Amendments to Other Transaction Agreements. None of the Partnership nor any of the Sellers shall, or shall agree to, amend, modify, waive, supplement or otherwise alter any other Transaction Agreement in a manner that would adversely impact any party’s ability to consummate the transactions contemplated by this Agreement in any material respect, or otherwise adversely impact the likelihood of the consummation of the transactions contemplated hereby in any material respect, without the prior written consent of the other parties hereto.

(c)    No Disposition of Repurchase Units. No Seller shall dispose or otherwise transfer, or grant or permit any Encumbrance on, any of its respective Repurchase Units from the date hereof until the earlier to occur of the Closing and the termination of this Agreement.
(d)    Public Disclosure. Promptly after the Closing, the Partnership shall disclose and make generally available to the public through the filing or furnishing with the Securities and Exchange Commission (the “SEC”) of a Current Report on Form 8-K (an “8-K”) any Partnership Information (as hereinafter defined) known by the Partnership to be held by the Sellers and not previously publicly disclosed; provided, however, that if the Conflicts Committee determines in good faith that the disclosure of any such Partnership Information would be detrimental to the Partnership and its Partners because disclosure of such Partnership Information would (i) interfere with an acquisition, divestiture, reorganization, business opportunity or other similar transaction involving the Partnership, or (ii) require premature disclosure of information that the Partnership has a bona fide business purpose for preserving as confidential, then the Partnership shall have the right to postpone the disclosure of such Partnership Information for up to 90 days after the Closing Date, at which time the Partnership shall be obligated to file or furnish an 8-K containing any such Partnership Information. As used herein, the term “Partnership Information” shall mean information regarding any material developments with respect to the business, assets, liabilities, operations, properties, condition (financial or otherwise) or results of operations of the Partnership and its subsidiaries that have occurred subsequent to the filing of the Partnership’s most recently filed Quarterly Report on Form 10-Q (the “Current 10-Q”), including, without limitation, any items of a nature that the Partnership would typically include as subsequent events disclosure in its financial statements or as recent events disclosure included in its period reports filed with the SEC and such other information that the Partnership customarily would include or incorporate by reference in a prospectus for an underwritten offering of its securities assuming such offering occurred on the Closing Date; provided, that Partnership Information shall not include any financial forecasts or other projections. At least two days before the filing of an 8-K pursuant to this Section 5(d), the Partnership shall provide to the Sellers and its counsel a copy of the draft 8-K that it intends to file or furnish, as the case may be. Sellers and their counsel shall have the right to comment on any such draft 8-K. Subject to the foregoing provisions of this Section 5(d), the Partnership will in good faith incorporate Sellers’ and their counsels’ reasonable requests for additions to or other modifications of the 8-K prior to the filing or furnishing thereof.
6.    Termination.
(a)    This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:
(i)    by mutual written consent of the Sellers and the Partnership;
(ii)    by the Sellers (upon written notice to the Partnership), if:
(1)    any of the representations or warranties of the Partnership set forth in Section 4 shall not be true and correct in any material respect or if the Partnership has failed to perform any covenant or agreement set forth in this Agreement (including an obligation to consummate the Closing), in each case such that the conditions to Closing set forth in either Section 2(a) or Section 2(c) would not be satisfied and the applicable breach or breaches are not cured within thirty (30) calendar days after written notice thereof is delivered to the Partnership; provided that neither of the Sellers is then in material breach of this Agreement; or

(2)    the transactions contemplated by this Agreement shall not have been consummated on or prior to September 30, 2016 (the “Termination Date”); provided, however, that the Sellers shall not be entitled to terminate this Agreement under this Section 6(a)(ii)(2) if the Closing has not occurred because either Seller has materially breached its covenants or agreements hereunder; provided further, that in the event that all conditions in Section 2 have been satisfied other than Section 2(a)(ii) as a result of (A) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to the transactions contemplated by the Transaction Agreements having not terminated or expired, then the Sellers may not terminate this Agreement under this Section 6(a)(ii)(2) until after an additional ninety (90) days after the Termination Date, or (B) an information statement on Schedule 14C having not yet been distributed to the holders of Series A Preferred Units of the Partnership in accordance with Regulation 14C of the Exchange Act as contemplated by the terms of the Contribution Agreement with respect to any of transactions contemplated under the Transaction Agreements, then the Sellers may not terminate this Agreement under this Section 6(a)(ii)(2) until the earlier of (1) an additional twenty five (25) days after the distribution of such information statement, and (2) an additional ninety (90) days after the Termination Date.
(iii)    by the Partnership (upon written notice to the Sellers), if:
(1)    any of the representations or warranties of either Seller set forth in Section 3 shall not be true and correct in any material respect or if either Seller has failed to perform any covenant or agreement on the part of such Seller set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to Closing set forth in either Section 2(a) or Section 2(b) would not be satisfied and the applicable breach or breaches are not cured within thirty (30) calendar days after written notice thereof is delivered to the Sellers; provided that the Partnership is not then in material breach of this Agreement;
(2)    the transactions contemplated by this Agreement shall not have been consummated on or prior to the Termination Date; provided, however, that the Partnership shall not be entitled to terminate this Agreement under this Section 6(a)(iii)(2) if the Closing has not occurred because the Partnership has materially breached its covenants or agreements hereunder; provided further, that in the event that all conditions in Section 2 have been satisfied other than Section 2(a)(ii) as a result of (A) any applicable waiting period under the HSR Act with respect to the transactions contemplated by the Transaction Agreements having not terminated or expired, then the Partnership may not terminate this Agreement under this Section 6(a)(iii)(2) until after an additional ninety (90) days after the Termination Date, or (B) an information statement on Schedule 14C having not yet been distributed to the holders of Series A Preferred Units of the Partnership in accordance with Regulation 14C of the Exchange Act as contemplated by the terms of the Contribution Agreement with respect to any of transactions contemplated under the Transaction Agreements, then the Partnership may not terminate this Agreement under this Section 6(a)(iii)(2) until the earlier of (1) an additional twenty five (25) days after the distribution of such information statement, and (2) an additional ninety (90) days after the Termination Date.

(iv)    by any party (upon written notice to the other parties) if any governmental authority shall have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order or other action shall have become final and non-appealable; or
(v)    by any party (upon written notice to the other parties) if either the GP Interest Purchase Agreement or the Contribution Agreement has been terminated in accordance with its terms.
(b)    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6(a), this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of any party hereto or their respective officers, directors or equityholders) with the exception of (i) the provisions of this Section 6(b) and Section 7 (other than Section 7(a)), each of which provisions shall survive such termination and remain valid and binding obligations of the parties, and (ii) any liability of any party for any willful breach of or willful failure to perform any of its obligations under this Agreement prior to such termination (including any failure by a party to consummate the transactions contemplated by this Agreement if it is obligated to do so hereunder) excluding, with respect to the Partnership, any breach caused by the General Partner. For purposes of this Section 6(b), “willful” shall mean a breach that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.
7.    Miscellaneous.
(a)    Survival. All representations, warranties and agreements made in this Agreement shall survive the execution and delivery of this Agreement and the Closing. Notwithstanding anything herein to the contrary, in no event shall the Partnership be liable for any breach of this Agreement which occurs prior to Closing and is caused by the Sellers or the General Partner.
(b)    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect another other provision of this Agreement and this Agreement will be reformed, constructed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provisions had never been contained in this Agreement.
(c)    Further Assurances. From time to time and without additional consideration, each Seller, severally and not jointly, and the Partnership, as the case may be, will execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments and take such other actions as may be necessary or advisable to carry out their respective obligations under this Agreement.
(d)    Expenses. Each party agrees to pay all of its expenses arising in connection with the negotiation, execution, and consummation of the transactions contemplated by this Agreement (including attorneys’ fees and expenses).

(e)    Damages. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY PUNITIVE, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES, INCLUDING LOSS OF FUTURE REVENUE OR INCOME, LOSS OF BUSINESS REPUTATION OR OPPORTUNITY RELATING TO THE BREACH OR ALLEGED BREACH OF THIS AGREEMENT, OR DIMINUTION OF VALUE, IN EACH CASE (I) EXCEPT WITH RESPECT TO CLAIMS OR LOSSES ARISING OUT OF OR RELATED TO A PARTY’S ACTUAL FRAUD OR CRIMINAL ACTIVITY, OR (II) EXCEPT TO THE EXTENT SUCH DAMAGES ARE AWARDED TO A GOVERNMENTAL AUTHORITY OR THIRD PARTY.
(f)    Parties in Interest. This Agreement is not assignable without the written consent of all parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by all parties and their respective successors and assigns.
(g)    Amendment and Waiver. The provisions of this Agreement may not be amended, modified, or waived except by an instrument in writing signed by all parties, provided, in addition to any other approvals required by the parties’ constituent documents or under this Agreement, any such amendment, modification or waiver by or on behalf of the Partnership must be approved by the Conflicts Committee.
(h)    Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(i)    Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when sent by facsimile or electronic mail transmission (with receipt confirmed), (c) one business day after having been dispatched by a nationally recognized overnight courier service or (d) five business days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate Party at the address or facsimile number specified below:
Notices, demand, or other communications to the Sellers shall be sent to the following addresses or such other address or to the attention of such other person as the applicable Seller shall have specified by prior written notice to the Partnership:

CB Sub:
CB-Blueknight, LLC
c/o Charlesbank Capital Partners
200 Clarendon Street, Floor 54
Boston, MA 02116
Attention:     Jon M. Biotti
Stephanie P. Sullivan
Facsimile: (617) 619-5402
Email:     jbiotti@charlesbank.com
ssullivan@charlesbank.com

Vitol Sub:
Blueknight Energy Holding, Inc.
2925 Richmond Ave., 11th Floor
Houston, TX 77098
Attention: LEGAL DEPARTMENT
Facsimile: (713) 230-1313
Email: rso@vitol.com

With copies (which shall not constitute notice) to:
Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, Texas 77002-5200
Attention: John Goodgame/Chris Arntzen
Facsimile: (713) 236-0822
Email:     jgoodgame@akingump.com
carntzen@akingump.com

Notices, demand, or other communications to the Partnership shall be sent to the following address or such other address or to the attention of such other person as the Partnership shall have specified by prior written notice to the Sellers:

Blueknight Energy Partners, L.P.
201 NW 10th, Suite 200
Oklahoma City, OK 73103
Attention: Mark A. Hurley
Facsimile:
Email:     mhurley@bkep.com

With copies (which shall not constitute notice) to:
Blueknight Energy Partners, L.P.
6060 American Plaza, Suite 600
Tulsa, OK 74135
Attention: Chris A. Paul, General Counsel
Facsimile No: (918) 237-4138
Email: cpaul@bkep.com

Jackson Walker L.L.P.
2323 Ross Avenue
Suite 600
Dallas, TX 75201
Attention:    James S. Ryan, III
Alden S. Crow
Facsimile:    (214) 661-6688
(214) 661-6629
Email:     jryan@jw.com
acrow@jw.com

(j)    Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement, and shall become effective when signed by each of the parties and delivered to each of the other parties, it being understood that the parties need not sign the same counterpart.
(k)    Entire Agreement. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
8.    Governing Law; Waiver of Jury Trial; Submission to Jurisdiction.
(a)    THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN TULSA, OKLAHOMA AND APPROPRIATE APPELLATE COURTS THEREFROM, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE, CONTROVERSY OR CLAIM BROUGHT IN ANY SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE, CONTROVERSY OR CLAIM. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.
(b)    EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

SELLERS:

CB-BLUEKNIGHT, LLC

By:	/s/ Jon Biotti
Name:	Jon Biotti
Title:	Managing Director

BLUEKNIGHT ENERGY HOLDING, INC.

By:	/s/ M. A. Loya
Name:	M. A. Loya
Title:	President

PARTNERSHIP:

BLUEKNIGHT ENERGY PARTNERS, L.P.

By:	Blueknight Energy Partners G.P., L.L.C., its general partner

By:	/s/ Mark A. Hurley
Mark A. Hurley, Chief Executive Officer

[Preferred Unit Repurchase Agreement - Signature Page]

EXHIBIT A

Seller	Number of Series A Units

CB-Blueknight, LLC	6,667,695
Blueknight Energy Holding, Inc.	6,667,695
Total	13,335,390